NEWS RELEASE

For Immediate Release		One American Row
PO Box 5056
Contact:	Joe Fazzino	Hartford CT 06102-5056
	860-403-6015	www.phoenixwm.com
joe.fazzino@phoenixwm.com

PHOENIX COMPANIES AND LOCKWOOD CAPITAL MANAGEMENT

INTRODUCE FIRST INCOME GUARANTEE ON RETIREMENT ASSETS

Product provides lifetime income, regardless of market performance

     HARTFORD, CT, March 13, 2008 – The Phoenix Companies, Inc. (NYSE: PNX), an innovative provider of life insurance and annuities, and Lockwood Capital Management, Inc. (LCM), an affiliate of Pershing LLC, today introduced a groundbreaking financial product that for the first time wraps a lifetime income guarantee around an investor’s managed account assets held in an LCM account. The insurance product will be available through LCM, a pioneer in asset allocation strategies for managed accounts. Lockwood Capital Management is a component of Pershing Managed Account Solutions.

     The product, known as Guaranteed Retirement Income Solutionssm (or GRISsm), guarantees predictable lifetime income payments regardless of the actual performance or value of an investor’s LCM account. It is available only for managed accounts that are invested in LCM’s Lockwood Investment Strategies Longevity Income Solutions (LIS2) asset allocation models.

     “It’s clear we need new ways to help our aging population attain a comfortable and satisfying retirement, and these solutions need to be simple, low cost and flexible,” said Dona D. Young, chairman, president and chief executive officer of Phoenix. “Through this strategic alliance with Lockwood Capital Management, we can apply features of life insurance and annuities to investment products and offer investors a unique approach to guaranteeing an income for life.”

     “The Baby Boomers are the first generation in modern history responsible for managing their own retirement plans,” said Jim Seuffert, chief executive officer of Pershing Managed Account Solutions. “The Baby Boomers want a guarantee like their parents’ defined benefit plans provided.”

-more-

Lockwood, Phoenix Introduce Lifetime Income Guarantee – 2

     When customers invest in an LCM LIS2 asset allocation model and add the GRISsm product, they are guaranteed, subject to certain restrictions and withdrawal limits, a lifetime income stream – even if the LIS2 account value is depleted. An investor will have initial access to the guaranteed income stream at age 65 or older.

     The annual income stream available under the guarantee is generally equal to five percent of the initial LIS2 account value. As the assets grow, the investor can elect to lock in a higher annual income benefit based on the increased account value. If the LIS2 account value is depleted by market conditions or withdrawals, subject to certain restrictions and withdrawal limits, Phoenix will continue income payments for life to the investor.

     “The product provides exceptional financial flexibility for customers,” Mr. Seuffert said. “We allow customers to retain ownership over their assets, which are still invested with their selected investment program managed by LCM, and in the asset allocation model that they deem is most appropriate for their financial needs.”

     According to John F. Sharry, senior vice president, Business Development, Phoenix Alternative Products, the product was developed after extensive research, including interviews with investors and focus groups with advisors who were asked about the products they currently sell.

     “We’ve learned from the Phoenix Wealth Survey that high-net-worth investors say their most important financial goal is assuring a comfortable standard of living during retirement,” Mr. Sharry said. “Additionally, advisors told us they want to help their clients guarantee a lifetime income stream. In response, we developed a simple, cost-effective solution by wrapping a managed account from LCM with an income guarantee offered by Phoenix.”

     Mr. Sharry said the appeal of working with LCM was obvious from the beginning of the research and product development phase more than 18 months ago. “LCM has one of the most innovative managed account products, particularly for high-net-worth clients, and they have a sterling reputation for assisting investors.”

     “Perhaps the greatest experiment in the history of the U.S. financial markets is about to enter the final stages,” said Mr. Seuffert. “Can Americans manage their own retirement plans? We believe that LIS2 may go a long way in helping to answer this question.”

-more-

Lockwood, Phoenix Introduce Lifetime Income Guarantee – 3

About Pershing Managed Account Solutions

     Pershing Managed Account Solutions provides introducing broker-dealer firms, investment professionals and independent registered investment advisors with access to a comprehensive suite of managed account solutions and services. It encompasses all of the fee-based advisory services available through the Pershing platform, including the managed account offerings of Lockwood Advisors, Inc. and Lockwood Capital Management, Inc., and industry-leading solutions from third parties via Pershing’s Managed Account Network and Managed Account Direct platforms.

About Lockwood Capital Management, Inc.

     Lockwood Capital Management, Inc. is headquartered in Malvern, Pennsylvania, and offers discretionary portfolio management solutions to investors through financial institutions and registered investment advisors. Lockwood Capital Management, Inc. is an SEC registered investment advisor and an affiliate of Pershing LLC.

About Pershing LLC

     Pershing LLC (member FINRA/NYSE/SIPC) is a leading global provider of financial business solutions to more than 1,150 institutional and retail financial organizations and independent registered investment advisors who collectively represent over five million active investors. Located in 18 offices worldwide, Pershing is committed to service excellence and to providing dependable operational support, robust trading services, flexible technology, an expansive array of investment solutions and practice management support. Pershing is a member of every major U.S. securities exchange and its international affiliates are members of the Deutsche Börse, the Irish Stock Exchange and the London Stock Exchange. Pershing LLC is a subsidiary of The Bank of New York Mellon Corporation. Additional information is available at www.pershing.com.

About The Bank of New York Mellon Corporation

     The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has more that $20 trillion in assets under custody and administration, more than $1.1 trillion in assets under management and services $11 trillion in outstanding debt. Additional information is available at www.bnymellon.com.

-more-

Lockwood, Phoenix Introduce Lifetime Income Guarantee – 4

About The Phoenix Companies, Inc.

     The Phoenix Companies, Inc. (NTSE: PNX) is a leader in the life insurance industry, with a distinguished record of industry firsts in product design and underwriting. With roots dating to 1851, Phoenix helps individuals and institutions solve their often highly complex personal financial and business planning needs through its broad array of life insurance, annuities and investments. The company’s products and services reflect deep insights into the wants and needs of consumers and financial professionals gleaned from research, including its Phoenix Wealth Survey, conducted annually since 2000. Phoenix has been recognized for its people-friendly programs by Working Mother magazine, the National Association of Female Executives and The Princeton Review. In 2007, Phoenix had annual revenues of $2.6 billion and total assets of $30.2 billion. For more information, visit www.phoenixwm.com.

# # #

The GRISsm income guarantee is sold by prospectus and is subject to the terms and conditions described in the prospectus and underlying insurance certificate. You should carefully consider investment objectives, charges, expenses, withdrawal restrictions, and risks before you invest. The prospectus contains this and other important information. Please read the prospectus carefully before investing.

The income guarantee is available for a separate fee in addition to the fees associated with the underlying LCM account. Guarantees are based upon the claims-paying ability of the issuing company.

The GRISsm income guarantee (form 07GRISGA.2) is issued by PHL Variable Insurance Company (Hartford, CT), and distributed by Phoenix Equity Planning Corporation (Hartford, CT), members of The Phoenix Companies, Inc. PHL Variable Insurance Company is not licensed to conduct business in NY and ME.

The Phoenix Companies, Inc. and Lockwood Capital Management, Inc. are independent of each other.

PHL Variable Insurance Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for offering of the income guarantee. Before you invest, you should read the prospectus in that registration statement and other documents Phoenix has filed with the SEC for more complete information about Phoenix and this offering. You may get the prospectus and other documents for free by visiting EDGAR on the SEC website at www.sec.gov.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

SEC File No. 333-137802

Press Release

Contact:	Barbara Gallo
201-413-2930
bgallo@pershing.com

The Bank of New York Mellon’s Pershing Unit Introduces Income Guarantee on
Retirement Assets

Revolutionary Solution from Lockwood Capital Management, Inc. and Phoenix
Subsidiary Provides Lifetime Income Regardless of Underlying Account Performance

MALVERN, PA, March 13, 2008 – Pershing LLC, a subsidiary of The Bank of New York Mellon Corporation, announced today that it has introduced Lockwood Investment Strategies Longevity Income Solutions (LIS2), a groundbreaking financial solution that wraps a lifetime income guarantee from the PHL Variable Insurance Company, a subsidiary of The Phoenix Companies, Inc. (NYSE: PNX), around an investor’s managed account assets. This new offering is a component of Pershing Managed Account Solutions and is offered through Pershing’s affiliate, Lockwood Capital Management, Inc. (LCM). The Securities and Exchange Commission declared the registration statement of the income guarantee offered by Phoenix effective March 12, 2008.

LCM has partnered with Phoenix, an innovative provider of life insurance and annuities, which will be the first insurer to offer an income guarantee on top of a managed account. When a client invests in an LCM LIS2 asset allocation model and adds Phoenix’s Guaranteed Retirement Income Solutionssm (GRIS), Phoenix will guarantee predictable lifetime income payments regardless of the actual performance, even if the assets are depleted, subject to certain limits. In contrast to traditional annuity products, an investor is able to retain ownership of the assets and will have access to the guaranteed income stream at age 65 or older.

Jim Seuffert, chief executive officer of Pershing Managed Account Solutions, said, “The addition of LIS2 to our comprehensive platform underscores our commitment to develop and deliver a suite of industry-leading managed account solutions for our customers that can help them meet investors’ ongoing needs and grow their businesses. Our LIS2 offering is designed to enable our customers to provide their clients with an innovative and flexible solution that will assist them in achieving their financial goals.”

Dona D. Young, chairman, president and chief executive officer of Phoenix, added, “It’s clear we need new ways to help our aging population attain a comfortable and satisfying retirement, and these solutions need to be simple, low cost and flexible. Through this strategic alliance with Lockwood Capital Management, we can apply features of life insurance and annuities to investment products and offer investors a unique approach to guaranteeing an income for life.”

Pershing Managed Account Solutions provides introducing broker-dealer firms, investment professionals and independent registered investment advisors with access to a comprehensive suite of managed account solutions and services. It encompasses all of the fee-based advisory services available through the Pershing platform, including Lockwood’s turnkey and customized managed account offerings and industry-leading solutions from third-parties via Pershing’s Managed Account Network and Managed Account Direct platforms.

- more -

Lockwood Capital Management, Inc. is headquartered in Malvern, Pennsylvania, and offers discretionary portfolio management solutions to investors through financial institutions and registered investment advisors. Lockwood Capital Management, Inc. is an SEC registered investment advisor and an affiliate of Pershing LLC.

Pershing LLC (member FINRA/NYSE/SIPC) is a leading global provider of financial business solutions to more than 1,150 institutional and retail financial organizations and independent registered investment advisors who collectively represent over five million active investors. Located in 18 offices worldwide, Pershing is committed to service excellence and to providing dependable operational support, robust trading services, flexible technology, an expansive array of investment solutions and practice management support. Pershing is a member of every major U.S. securities exchange and its international affiliates are members of the Deutsche Börse, the Irish Stock Exchange and the London Stock Exchange. Pershing LLC is a subsidiary of The Bank of New York Mellon Corporation. Additional information is available at pershing.com.

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has more than $20 trillion in assets under custody and administration, more than $1.1 trillion in assets under management and services $11 trillion in outstanding debt. Additional information is available at bnymellon.com.

The Phoenix Companies, Inc. (NYSE: PNX) is a leader in the life insurance industry, with a distinguished record of industry firsts in product design and underwriting. With roots dating to 1851, Phoenix helps individuals and institutions solve their often highly complex personal financial and business planning needs through its broad array of life insurance, annuities and investments. The company’s products and services reflect deep insights into the wants and needs of consumers and financial professionals gleaned from research, including its Phoenix Wealth Survey, conducted annually since 1999. Phoenix has been recognized for its people-friendly programs by Working Mother magazine, the National Association of Female Executives and The Princeton Review. In 2007, Phoenix had annual revenues of $2.6 billion and total assets of $30.2 billion. For more information, visit phoenixwm.com.

The GRISsm income guarantee is sold by prospectus and is subject to the terms and conditions described in the prospectus and underlying insurance certificate. You should carefully consider investment objectives, charges, expenses, withdrawal restrictions, and risks before you invest. The prospectus contains this and other important information. Please read the prospectus carefully before investing.

The income guarantee is available for a separate fee in addition to the fees associated with the underlying LCM account. Guarantees are based upon the claims-paying ability of the issuing company.

The income guarantee (form 07GRISGA.2) is issued by PHL Variable Insurance Company (Hartford, CT), and distributed by Phoenix Equity Planning Corporation (Hartford, CT), members of The Phoenix Companies, Inc. PHL Variable Insurance Company is not licensed to conduct business in NY and ME.

The Phoenix Companies, Inc. and Lockwood Capital Management, Inc. are independent of each other.

PHL Variable Insurance Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for offering of the income guarantee. Before you invest, you should read the prospectus in that registration statement and other documents Phoenix has filed with the SEC for more complete information about Phoenix and this offering. You may get the prospectus and other documents for free by visiting EDGAR on the SEC website at www.sec.gov.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

*****

SEC File No. 333-137802